Exhibit 6

                                LOCK-UP AGREEMENT

                                                         July 20, 2000

THOMAS WEISEL PARTNERS LLC
One Montgomery Street
San Francisco, California  94104

     Re:  Proposed Rule 144 Sale

Dear Sirs:

     The undersigned understands that Thomas Weisel Partners ("TWP") as a "market maker," as defined in Sections 3(a)(38) of the Securities Exchange Act of 1934, is prepared to act in the capacity of a block positioner with respect to the purchase from the undersigned in accordance with Rule 144 under the Securities Act of 1933 of 3,250,000 shares of common stock, without par value (the "Common Stock"), of Tektronix, Inc., an Oregon corporation (the "Company"), and the undersigned represents and warrants that it has the power of disposition with respect to such shares of Common Stock, as well as an additional 1,343,884 shares of the Company's Common Stock. In recognition of the benefit that such a transaction will confer upon the undersigned, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with you that, during the period from the date hereof until the beginning of the second trading day following the Company's next quarterly earnings release, the undersigned will not, without the prior written consent of TWP, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or therwise dispose of or transfer any shares of the Company's
Common Stock or any securities convertible into or exchangeable or exercisable for or repayable with Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or file or cause to be filed any registration statement (or amendment thereto) under the Securities Act of 1933 with respect to any of the foregoing or (ii) enter into any swap or other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock or such other securities, whether any such swap or transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

                                            Very truly yours,

                                            By:  /s/ Ralph v. Whitworth
                                                -----------------------
                                                  Authorized Signatory